Exhibit 21.1

List of Subsidiaries

Cole AA Macomb Township MI LLC, a Delaware limited liability company

Cole CV Austin TX LLC, a Delaware limited liability company

Cole CV Erie PA LLC, a Delaware limited liability company

Cole CV Mansfield OH LLC, a Delaware limited liability company

Cole DG Berwick LA LLC, a Delaware limited liability company

Cole HC Baton Rouge (Foster), a Delaware limited liability company

Cole HC Baton Rouge (Howell), a Delaware limited liability company

Cole MT San Antonio TX LLC, a Delaware limited liability company

Cole Real Estate Income Operating Partnership, LP, a Delaware limited partnership

Cole TS Brunswick GA LLC, a Delaware limited liability company

Cole TS Lockhart TX, a Delaware limited liability company

Cole WG Albuquerque (3400) NM, a Delaware limited liability company

Cole WG Reidsville NC LLC, a Delaware limited liability company

CRI (Daily NAV), LLC, a Delaware limited liability company